Heritage-Crystal Clean, Inc. Announces Record Second Quarter 2021 Financial Results

Second Quarter Highlights Include:

•Net income was a record high $15.1 million; up significantly compared to a net loss of $2.7 million in the second quarter of 2020.

•Basic earnings per share was a record $0.65 for the quarter, up significantly from a basic loss of $0.11 for the second quarter of 2020.

•Environmental Services segment revenue was a second-quarter record $72.7 million, an increase of 21.6% from the year-ago quarter.

•Environmental Services segment profit before corporate selling, general, and administrative expenses was a 12-week quarter record of $19.2 million, an increase of 130% compared to the second quarter of 2020.

•Oil Business segment revenue of $44.6 million represents a record high for a 12-week quarter, an increase of 126.0% from the year-ago quarter.

•Oil Business segment profit before corporate selling, general, and administrative expenses was a record $15.2 million with record operating margin of 34.2%.

•EBITDA was a record $26.2 million.

ELGIN, IL, July 28, 2021 — Heritage-Crystal Clean, Inc. (Nasdaq: HCCI), a leading provider of parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily focused on small and mid-sized customers, today announced results for the second quarter which ended June 19, 2021.

Second Quarter Review

Revenue for the second quarter of 2021 was $117.3 million compared to $79.5 million for the same quarter of 2020, an increase of 47.4%.

Overall Operating Margin jumped to 17.6% due to strong results in both operating segments, but primarily in the Oil Business segment. The 2020 second quarter operating margin was (3.2%), which included approximately $6.5 million of income from the reversal of a portion of the expense accrual for a class action settlement. Our second quarter corporate SG&A expense was $13.0 million, or 11.1% of revenue, compared to $11.1 million, or 14.0% of revenue, for the second quarter of 2020.

Net income for the second quarter was $15.1 million compared to a net loss of $2.7 million in the year earlier quarter. Basic earnings per share was $0.65 compared to a basic loss per share of $0.11 in the year-ago quarter.

President and CEO Brian Recatto commented, "We are very excited with our overall results for the second quarter. We are also pleased that both segments made significant contributions during the quarter to help achieve our record-setting results."

Segments

Our Environmental Services segment includes parts cleaning, containerized waste, wastewater vacuum, antifreeze recycling, and field services. Environmental Services revenue was $72.7 million during the quarter compared to $59.8 million during the second quarter of fiscal 2020. The 21.6% increase in revenue was mainly due to our continuing recovery from the negative impacts of the COVID-19 pandemic which resulted in volume increases across all service lines in the segment when compared to the second quarter of 2020. Environmental Services profit before corporate selling, general, and administrative expenses was $19.2 million, or 26.4% of revenue, compared to $8.3 million, or 13.9% of revenue, in the year-ago quarter. The increase in operating margin was mainly driven by higher revenue, as well as higher labor cost efficiency and lower solvent expense and field services disposal costs as a percentage of revenue.

Recatto commented, "During the second quarter our team worked hard to put the negative impacts of the COVID-19 pandemic behind us and get back to growing our business. We were pleased that segment revenue during the quarter exceeded segment revenue during the second quarter of 2019 by 3.6%."

Our Oil Business segment includes used oil collection and re-refining activities, as well as sales of recycled fuel oil. During the second quarter of fiscal 2021, Oil Business revenue was a second quarter record of $44.6 million, an increase of $24.8 million, or 126.0%, compared to $19.7 million in the second quarter of fiscal 2020. An increase in base oil prices was the main driver of the increase along with an increase in base oil sales volume compared to the prior year quarter. Oil Business segment operating margin increased sharply to a record 34.2% in the second quarter of 2021 compared to (28.2%) in the second quarter of fiscal 2020. The higher operating margin compared to the second quarter of 2020 was mainly due to an increase in the spread between the netback (sales price net of freight impact) on our base oil sales and the price paid/charged to our customers for the removal of their used oil along with less downtime at our re-refinery.

Recatto commented, "We continued to execute well at our re-refinery during the second quarter which enabled us to produce more base oil volume compared to the prior year quarter when we intentionally idled the facility due to the negative impact of the COVID-19 pandemic. This allowed us to take advantage of very favorable base oil pricing conditions to produce record profitability in our Oil Business segment during the second quarter."

Safe Harbor Statement

All references to the “Company,” “we,” “our,” and “us” refer to Heritage-Crystal Clean, Inc., and its subsidiaries. This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: developments in the COVID-19 pandemic and the resulting impact on our business and operations, general economic conditions and downturns in the business cycles of automotive repair shops, industrial manufacturing businesses and small businesses in general; increased solvent, fuel and energy costs and volatility, including a drop in the price of crude oil, the selling price of lubricating base oil, solvent, fuel, energy, and commodity costs; our ability to enforce our rights under the FCC Environmental purchase agreement; our ability to pay our debt when due and comply with our debt covenants; our ability to successfully operate our used oil re-refinery and to cost-effectively collect or purchase used oil or generate operating results; increased market supply or decreased demand for base oil; further consolidation and/or declines in the United States automotive repair and manufacturing industries; the impact of extensive environmental, health and safety and employment laws and regulations on our business; legislative or regulatory requirements or changes adversely affecting our business; competition in the industrial and hazardous waste services industries and from other used oil re-refineries; claims and involuntary shutdowns relating to our handling of hazardous substances; the value of our used solvents and oil inventory, which may fluctuate significantly; our ability to expand our non-hazardous programs for parts cleaning; our dependency on key employees; our level of indebtedness, which could affect our ability to fulfill our obligations, impede the implementation of our strategy, and expose us to interest rate risk; the impact of legal proceedings and class action litigation on us and our ability to estimate the cash payments we will make under litigation settlements; our ability to effectively manage our network of branch locations; the control of The Heritage

Group over the Company; and the risks identified in the Company's Annual Report on Form 10-K filed with the SEC on March 2, 2021. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily to small and mid-sized customers in the vehicle maintenance sector as well as manufacturers and other industrial businesses. Our service programs include parts cleaning, containerized waste management, used oil collection and re-refining, wastewater vacuum, waste antifreeze collection, recycling and product sales, and field services. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens. Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small-to-medium sized manufacturers, such as metal product fabricators and printers, and other industrial businesses. Through our used oil re-refining program during fiscal 2020, we recycled approximately 61 million gallons of used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants. Through our antifreeze program during fiscal 2020 we recycled approximately 3.7 million gallons of spent antifreeze which was used to produce a full line of virgin-quality antifreeze products. Through our parts cleaning program during fiscal 2020 we recycled 4 million gallons of used solvent into virgin-quality solvent to be used again by our customers. Through our containerized waste program during fiscal 2020 we collected 20 thousand tons of regulated waste which was sent for energy recovery. Through our wastewater vacuum services program during fiscal 2020 we treated approximately 52 million gallons of wastewater. Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 89 branches serving approximately 89,000 customer locations.

Conference Call
The Company will host a conference call on Thursday July 29, 2021 at 9:30 AM Central Time, during which management will give a brief presentation focusing on the Company's operations and financial results. Interested parties can listen to the audio webcast available through our company website, http://crystal-clean.com/investor-relations/, and can participate on the call by dialing (833) 772-0398. After dialing the number, you will be required to provide the following passcode before being joined to the conference call: 6091366.

The Company uses its website to make information available to investors and the public at www.crystal-clean.com.
CONTACT: Mark DeVita, Chief Financial Officer, at (847) 836-5670

Heritage-Crystal Clean, Inc.
Condensed Consolidated Balance Sheets
(In Thousands, Except Share and Par Value Amounts)
(Unaudited)

	June 19, 2021	January 2, 2021

ASSETS
Current assets:
Cash and cash equivalents	$67,272	$67,575
Accounts receivable - net	59,393	48,479
Inventory - net	25,956	24,978
Assets held for sale	1,125	2,446
Other current assets	5,053	8,005
Total current assets	158,799	151,483
Property, plant and equipment - net	156,039	153,016
Right of use assets	76,908	78,942
Equipment at customers - net	23,950	23,111
Software and intangible assets - net	17,824	19,576
Goodwill	35,541	35,541
Other assets	780	—
Total assets	$469,841	$461,669

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,186	$29,663
Current portion of lease liabilities	20,770	19,198
Contract liabilities - net	2,314	1,983
Accrued salaries, wages, and benefits	6,154	6,647
Taxes payable	10,120	10,592
Other current liabilities	6,341	4,918
Total current liabilities	77,885	73,001
Lease liabilities, net of current portion	57,904	60,294
Long-term debt, less current maturities	—	29,656
Other long term liabilities	196	—
Deferred income taxes	29,830	21,218
Total liabilities	$165,815	$184,169

STOCKHOLDERS' EQUITY:
Common stock - 26,000,000 shares authorized at $0.01 par value, 23,410,606 and 23,340,700 shares issued and outstanding at June 19, 2021 and January 2, 2021, respectively	$234	$233
Additional paid-in capital	203,356	201,148
Retained earnings	100,436	76,119
Total stockholders' equity	$304,026	$277,500

Total liabilities and stockholders' equity	$469,841	$461,669

Heritage-Crystal Clean, Inc.
Condensed Consolidated Statements of Income
(In Thousands, Except per Share Amounts)
(Unaudited)

	Second Quarter Ended,		First Half Ended,
	June 19, 2021	June 13, 2020	June 19, 2021	June 13, 2020

Revenues
Service revenues	$60,033	$52,247	$117,732	$116,004
Product revenues	51,551	21,863	93,817	59,584
Rental income	5,695	5,408	11,111	11,194
Total revenues	$117,279	$79,518	$222,660	$186,782

Operating expenses
Operating costs	$78,329	$72,293	$155,099	$155,543
Selling, general, and administrative expenses	13,039	11,134	25,228	22,656
Depreciation and amortization	5,619	5,455	9,401	10,723
Other (income) - net	(330)	(6,796)	(439)	(6,525)
Operating income (loss)	20,622	(2,568)	33,371	4,385
Interest expense – net	177	344	501	558
Income (loss) before income taxes	20,445	(2,912)	32,870	3,827
Provision for (benefit from) income taxes	5,334	(254)	8,553	1,194
Net income (loss)	$15,111	$(2,658)	$24,317	$2,633

Net income (loss) per share: basic	$0.65	$(0.11)	$1.04	$0.11
Net income (loss) per share: diluted	$0.64	$(0.11)	$1.03	$0.11

Number of weighted average shares outstanding: basic	23,404	23,260	23,389	23,249
Number of weighted average shares outstanding: diluted	23,565	23,260	23,537	23,434

Heritage-Crystal Clean, Inc.
Reconciliation of Operating Segment Information
(Unaudited)

Second Quarter Ended,
June 19, 2021
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$56,403	$3,630	$—	$60,033
Product revenues	10,627	40,924	—	51,551
Rental income	5,686	9	—	5,695
Total revenues	$72,716	$44,563	$—	$117,279
Operating expenses
Operating costs	51,119	27,210	—	78,329
Operating depreciation and amortization	2,430	2,109	—	4,539
Profit before corporate selling, general, and administrative expenses	$19,167	$15,244	$—	$34,411
Selling, general, and administrative expenses			13,039	13,039
Depreciation and amortization from SG&A			1,080	1,080
Total selling, general, and administrative expenses			$14,119	$14,119
Other (income) - net			(330)	(330)
Operating income				20,622
Interest expense – net			177	177
Income before income taxes				$20,445

Second Quarter Ended,
June 13, 2020
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$46,097	$6,150	$—	$52,247
Product revenues	8,295	13,568	—	21,863
Rental income	5,408	—	—	5,408
Total revenues	$59,800	$19,718	$—	$79,518
Operating expenses
Operating costs	49,104	23,189	—	72,293
Operating depreciation and amortization	2,348	2,082	—	4,430
Profit (loss) before corporate selling, general, and administrative expenses	$8,348	$(5,553)	$—	$2,795
Selling, general, and administrative expenses			11,134	11,134
Depreciation and amortization from SG&A			1,025	1,025
Total selling, general, and administrative expenses			$12,159	$12,159
Other income - net			(6,796)	(6,796)
Operating loss				(2,568)
Interest expense – net			344	344
Loss before income taxes				$(2,912)

First Half Ended,
June 19, 2021
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$109,706	$8,026	$—	$117,732
Product revenues	21,374	72,443	—	93,817
Rental income	11,093	18	—	11,111
Total revenues	$142,173	$80,487	$—	$222,660
Operating expenses
Operating costs	102,999	52,100	—	155,099
Operating depreciation and amortization	4,008	3,058	—	7,066
Profit before corporate selling, general, and administrative expenses	$35,166	$25,329	$—	$60,495
Selling, general, and administrative expenses			25,228	25,228
Depreciation and amortization from SG&A			2,335	2,335
Total selling, general, and administrative expenses			$27,563	$27,563
Other (income) - net			(439)	(439)
Operating income				33,371
Interest expense – net			501	501
Income before income taxes				$32,870

First Half Ended,
June 13, 2020
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$107,056	$8,948	$—	$116,004
Product revenues	19,023	40,561	—	59,584
Rental income	11,173	21	—	11,194
Total revenues	$137,252	$49,530	$—	$186,782
Operating expenses
Operating costs	105,508	50,035	—	155,543
Operating depreciation and amortization	4,618	4,136	—	8,754
Profit (loss) before corporate selling, general, and administrative expenses	$27,126	$(4,641)	$—	$22,485
Selling, general, and administrative expenses			22,656	22,656
Depreciation and amortization from SG&A			1,969	1,969
Total selling, general, and administrative expenses			$24,625	$24,625
Other income - net			(6,525)	(6,525)
Operating income				4,385
Interest expense – net			558	558
Income before income taxes				$3,827

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Income Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA) and to Adjusted EBITDA
(Unaudited)

	Second Quarter Ended,		First Half Ended,

(thousands)	June 19, 2021	June 13, 2020	June 19, 2021	June 13, 2020
Net income	$15,111	$(2,658)	$24,317	$2,633

Interest expense – net	177	344	501	558

Provision for (benefit from) income taxes	5,334	(254)	8,553	1,194

Depreciation and amortization	5,619	5,455	9,401	10,723

EBITDA (a)	$26,241	$2,887	$42,772	$15,108

Non-cash compensation (b)	1,668	552	2,886	1,621

Retirement costs and severance (c)		327		369

Costs and asset write-offs associated with site closures (d)				138

Reversal of settlement provision in excess of payout (e)		(6,502)		(6,502)

Adjusted EBITDA (f)	$27,909	$(2,736)	$45,658	$10,734

(a)	EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders, and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.

(b)	Non-cash compensation expenses which are recorded in SG&A.

(c)	Costs associated with employee separations.

(d)	Cost associated with write-offs of site closures.

(e)	Reversal of a portion of the provision for a class action settlement originally charged against income in the fourth quarter of 2019.

(f)	We have presented Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it may be used by analysts, investors, our lenders, and other interested parties in the evaluation of our performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.